EXHIBIT 99.1
For immediate release
---------------------

Investor Relations:                               Media Relations:
John Pitt                                         Calvin Mitchell
Instinet Group Incorporated                       Instinet Group Incorporated
212 310 7481                                      212 310 7520
john.pitt@instinet.com                            calvin.mitchell@instinet.com


                         INSTINET ANNOUNCES AUGUST 2002
                    U.S. EQUITY SHARE VOLUME AND MARKET SHARE

                   RELEASES AVERAGE NET EQUITY TRANSACTION FEE
                      REVENUE PER U.S. EQUITY SHARE VOLUME

New York, September 11, 2002 - Instinet Group Incorporated (Nasdaq: INET) announced today that its U.S. equity share volume in August 2002 totaled 7,489 million shares. This compares to 10,320 million shares in July 2002 and 5,039 million shares in August 2001.

Instinet's U.S. equity share volume in August comprised 6,429 million shares of Nasdaq-listed stocks and 1,060 million shares of exchange-listed stocks.


Instinet's estimated total U.S. equity market share for August 2002 was 10.3%. Estimated share of Nasdaq-listed volume was 19.3%, and of exchange-listed volume was 2.7%.


                                ______U.S. Equity Share Volume and Estimated Market Share_______

                             ------------------------------------------------- ------------------------------------------------
                                        Share Volume (mln shares)                            Market Share (%)**
---------- ----------------- ------------------------------------------------- ------------------------------------------------
                                 Nasdaq-        Exchange-                         Nasdaq-        Exchange-
  Month      # trade days        listed*         listed        Total U.S.          listed          listed        Total U.S.
---------- ----------------- ------------------------------------------------- ------------------------------------------------
  Aug-02          22              6,429           1,060           7,489              19.3            2.7            10.3
  Jul-02          22              8,841           1,479           10,320             18.7            2.8            10.3
  Aug-01          23              4,218            821            5,039              12.9            3.0             8.4
---------- ----------------- ------------------------------------------------- ------------------------------------------------

* For a description of how we calculate our Nasdaq volumes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Key Statistical Information-Nasdaq Volume Calculations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.


** This market share information is subject to change when Nasdaq posts its final volume statistics.


Disclosure of Average Net Equity Transaction Fee Revenue per U.S. Equity Share Volume

Beginning with this release, Instinet will disclose each month its average net equity transaction fee revenue per U.S. share. This information, which represents our average customer pricing in U.S. equities, will be disclosed in the monthly release in which Instinet also discloses its U.S. equity share volume and market share figures. This information is also available on the Company's website at www.instinet.com.



Net equity transaction fee revenue is presented net of "Soft Dollar and Commission Recapture" and "Broker-Dealer Rebate" expenses.*** For convenience, the table immediately below shows Instinet's average net equity revenue per U.S. share for each month between January 1999 and August 2002.



  Average Net Equity Revenue per U.S. Share

   (U.S. Cents per side per share)


                   ------------------------------------------------
                        2002       2001       2000       1999
           January      0.59       0.67       0.78       0.86
          February      0.55       0.65       0.77       0.87
             March      0.51       0.63       0.80       0.86
             April      0.42       0.62       0.75       0.84
               May      0.36       0.64       0.76       0.89
              June      0.33       0.66       0.77       0.90
              July      0.26       0.67       0.77       0.87
            August      0.24       0.71       0.76       0.87
         September                 0.69       0.75       0.83
           October                 0.62       0.69       0.84
          November                 0.62       0.70       0.83
          December                 0.60       0.67       0.81
                   ------------------------------------------------


*** The required accounting for our soft dollar and commission recapture businesses requires us to record transaction fee revenues on a gross basis, inclusive of revenue which is associated with our soft dollar and commission recapture expenses and broker dealer rebates.



Instinet has experienced significant seasonality in its business, and period-to-period comparisons of operating results are not necessarily meaningful, nor are the results for any period necessarily indicative of results for any future period.

About Instinet


Instinet, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale. For more information, please go to www.instinet.com.

                                      # # #

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. While Instinet believes the information contained herein is reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. Monthly data is preliminary and may not sum to quarterly data subsequently released by Instinet. Instinet undertakes no obligation to update publicly any of the information contained herein, in light of new information or future events.

(C) 2002 Instinet Corporation and its affiliated companies. Member NASD/SIPC and a subsidiary of Instinet Group Incorporated. All rights reserved. INSTINET and the INSTINET Mark are service marks in the United States and in other countries throughout the world.


This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are described in Instinet's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, under the heading `Certain Factors that May Affect Our Business', and other documents filed with the SEC and available on the Company's web site. Certain information regarding Nasdaq trading volumes is also included in the Form 10-K and on the Company's web site.